Exhibit 11
                         THERMO BIOANALYSIS CORPORATION

                        Computation of Earnings per Share


                                                      Three Months Ended
                                                  --------------------------
                                                    March 29,      March 30,
                                                         1997           1996
   -------------------------------------------------------------------------
   Computation of Primary Earnings (Loss)
     per Share:

   Net Income (Loss) (a)                          $ 1,458,000    $(3,114,000)
                                                  -----------    -----------
   Shares:
     Weighted average shares outstanding            9,771,500      8,101,500

     Add: Shares issuable from assumed
          acquisition of Biosystems Group
          of LSI                                      257,143              -

          Shares issuable from
          assumed exercise of options
          (as determined by the
          application of the treasury
          stock method)                                     -        117,450
                                                  -----------    -----------
     Weighted average shares outstanding,
       as adjusted (b)                             10,028,643      8,218,950
                                                  -----------    -----------
   Primary Earnings (Loss) per Share (a) / (b)    $       .15    $      (.38)
                                                  ===========    ===========